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                                  EXHIBIT 99.1

                                  PRESS RELEASE

DISTRIBUTION:     To Business Editor

DATELINE:  July 5, 2001:  Universal Mfg. Co., Algona, Iowa


The Ford Customer Service Division of the Ford Motor Company (Ford) has advised Universal Mfg. Co. (Universal) of significant changes that will impact the existing sales agreement between Ford and Universal. Ford announced that it expects the changes to become effective on or about January 1, 2002.

Universal's existing sales agreement with Ford authorizes the distribution of Ford branded replacement engine assemblies, transmission assemblies, and other components to Ford and Lincoln-Mercury dealerships. In addition, the current sales agreement authorizes the distribution of Motorcraft branded replacement parts to Ford and Lincoln Mercury dealerships and to independent installers. The pending change will require separate sales agreements for the distribution of Ford branded assemblies and Motorcraft replacements parts, and Ford will no longer authorize the distribution of both product lines from a single source. As a result, Universal must decide whether to distribute Ford branded assemblies or Motorcraft replacements parts and then enter into a new sales agreement.

The decision Ford is requiring Universal to make will result in the reduction of sales volume because Universal will be forced to surrender an entire product distribution line. Universal is currently reviewing both options, considering reduced sales volume, potential future opportunities, and other factors. It is anticipated that future earnings will be affected regardless of whether Universal selects Ford branded assemblies or Motorcraft replacements parts.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, the effect of the general economic conditions, customer requirements for Universal products, future actions by Ford, the continuing strength of the automotive industry, increased competition and other factors. Such factors could cause actual results to differ materially from those in the forward-looking statements.

For additional information on this matter please contact Donald D. Heupel, President of Universal Mfg. Co., at 515-295-3557.